EXHIBIT 5

OPINION AND CONSENT OF KILPATRICK STOCKTON LLP

Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309-4530 Telephone: 404.815.6500 Facsimile: 404.815.6555 Web site: www.kilpatrickstockton.com
September 19, 2001	E-mail: shale@kilpatrickstockton.com Direct Dial: 404.815.6302

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512

Re:          United Community Banks, Inc. Registration Statement on S-4 (File No. 333-_____)

Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") filed by United Community Banks, Inc. (the "Company"), a Georgia corporation, with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 357,984 shares of common stock, par value $1.00 per share of the Company (the "Common Stock"), to be issued by the Company to the shareholders of Peoples Bancorp, Inc. ("Peoples"), in connection with the merger of Peoples with and into the Company.

As your counsel, and in connection with the preparation of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. Based upon the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company to the Peoples shareholders will be, upon issuance, sale, and delivery in the manner and under the terms and conditions described in the Registration Statement, validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the "Legal Matters" section of the Registration Statement, including the Prospectus constitution a part thereof, and any amendments thereto.

Sincerely, KILPATRICK STOCKTON LLP By: /s/ F. Sheffield Hale F. Sheffield Hale, a Partner